Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES RECORD 2011 SECOND QUARTER RESULTS
First Half Orders of $58.6 Million, Up $27.5 Million Compared to the Same Period of 2010

Edgewood, NY – August 9, 2011 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced record results for the 2011 second quarter and six months ended June 30, 2011.

Second Quarter 2011 vs. 2010
•	Revenue increased 38.9% to $17,426,223 from $12,544,625;
•	Gross margin was 24.4% compared to 26.7%;
•	Pre-tax income increased 14.7% to $2,094,816 compared to $1,826,254; and,
•	Net income increased 30.3% to $1,570,816 or $0.22 per diluted share, compared to $1,205,254, or $0.18 per diluted share.

First Half 2011 vs. 2010
•	Revenue increased 42.0% to $33,435,831 from $23,550,154;
•	Gross margin was 24.2% compared to 25.9%;
•	Pre-tax income increased 31.2% to $4,106,865 compared to $3,130,068;
•	Net income increased 42.2% to $2,938,865 or $0.41 per diluted share compared to $2,066,068 or $0.32 per diluted share; and,
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $446 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “The current second quarter and six month periods were our best ever reporting periods in terms of revenue and net income.  The increase in revenue is primarily the result of work performed for the Boeing Company on the A-10 attack jet and Northrop Grumman Corporation on the E-2D surveillance airplane.  Revenue for these two programs accounted for approximately 74% of government subcontracting revenue and approximately 58% of total revenue for first half of 2011.”

He continued, “As was the case in the first quarter of 2011, our gross margin in the second quarter was slightly below our targeted gross margin range of 25%-27%.  This was primarily due to the lower gross margin for the C-5 TOP order received in the first quarter of 2011, as well as travel and labor required for supplier surveillance on the early stage of production for our three major programs: the A-10 attack jet, the E-2D surveillance airplane and the Gulfstream G650 aircraft.  Additionally, because of the continued development of new suppliers, and the new contracts won in the first half of 2011, these costs should remain in effect through year-end, resulting in a gross margin range of 24%-25% for second half of 2011.”

Mr. Fred added, “As of June 30, 2011, new contract awards totaled $58.6 million, which included approximately $8.8 million of government prime contract awards, approximately $19.9 million of government subcontract awards and approximately $29.9 million of commercial subcontract awards,

CPI Aero News Release
August 9, 2011

compared to a total of $31.1 million of new contract awards, of all types, in the same period last year, and $61.7 million for all of 2010.”

Included in recent contract awards are several large orders from existing customers:

•
The exercise of options, by Northrop Grumman Corporation under a previously awarded purchase order for Outer Wing Panel Kits for the E-2D Hawkeye and the C-2A Greyhound aircraft.  The new orders, valued at $11.2 million, increased the firm, funded requirements under this program to approximately $35.9 million.

•	An $8.3 million award from Spirit AeroSystems for work on wing leading edge assemblies for the Gulfstream G650 aircraft.

•	A $2.85 million award to provide structural assemblies to Sikorsky Aircraft for use as spares for its BLACK HAWK military helicopter.

Mr. Fred added, “Additionally, since the beginning of the year, we have expanded our customer base with the addition of two prestigious companies: Honda Aircraft and Bell Helicopter.  We look forward to additional new orders from existing contracts as well as from the unawarded solicitations of approximately $446 million on which we have bid.

“To support our expected growth in new orders, customers, programs and of course revenue and profits over the coming years, recently we took several important steps as follows:

•	In May, we amended our credit agreement with Sovereign Bank from an aggregate of $4,000,000 to an aggregate of $10,000,000 and extended the term to August 2014.

•	Additionally, we are gearing up for a move to a 171,000 square feet facility which is nearly three times larger than our current facility.

•	We have also increased employee count to enable us to meet customer delivery schedules.”

Mr. Fred went on to say, “Lastly, because some anticipated contract awards have been delayed by a customer, we are providing revised guidance for both revenue and net income. The net income reduction will also take into account the additional cost to relocate the Company to the larger facility, which was obviously not anticipated when we issued the original guidance.  Therefore, we now project that 2011 revenue will be approximately $74 million, with a resulting net income in the range of $7.4 million to $7.5 million.

“However, because of this award delay that pushes revenue into 2012, and the strong year we have had to date in receiving new orders, we are pleased to be able to raise 2012 guidance to the following: we expect that revenue should be in the range of $95 million to $98 million, with a resulting net income in the range of $12 million to $13 million.”

He concluded, “As a final piece of the guidance discussion, we expect third quarter revenue for 2011 to be the lowest revenue quarter of the year, while the fourth quarter will be the highest revenue quarter in CPI Aero’s history, and by a significant margin. While we don’t typically issue quarterly guidance, we feel it is important to point out the revenue level expectations for these quarters, as the revenue timing is somewhat different than it has been historically. This is simply due to the timing of deliveries, and the requirement to purchase materials to coincide with these delivery schedules.”

CPI Aero News Release
August 9, 2011

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, August 9, 2011 at 10:00 am ET to discuss second quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural and other aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, MH-53 and CH-53 variant helicopters, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, the Gulfstream G650, C-5A Galaxy cargo jet, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release
August 9, 2011

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

For the Three Months Ended June 30,		For the Six Months Ended June 30,
2011	2010	2011	2010
(Unaudited)		(Unaudited)

Revenue	$17,426,223	$12,544,625	$33,435,831	$23,550,154
Cost of Sales	13,181,422	9,193,296	25,340,926	17,449,743
Gross profit	4,244,801	3,351,329	8,094,905	6,100,411
Selling, general and administrative expenses	2,082,464	1,484,741	3,882,887	2,870,368
Income from operations	2,162,337	1,866,588	4,212,018	3,230,043
Interest expense	67,521	40,334	105,153	99,975
Income before provision for income taxes	2,094,816	1,826,254	4,106,865	3,130,068
Provision for income taxes	524,000	621,000	1,168,000	1,064,000
Net income	$1,570,816	$1,205,254	$2,938,865	2,066,068

Earnings per common share – basic	$0.23	$0.18	$0.43	$0.33

Earnings per common share – diluted	$0.22	$0.18	$0.41	$0.32

Shares used in computing earnings per common share:
Basic	6,847,357	6,558,316	6,821,437	6,299,284
Diluted	7,148,591	6,790,911	7,124,603	6,465,290

CPI Aero News Release
August 9, 2011

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS
	June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash	$669,725	$823,376
Accounts receivable, net	4,445,461	6,152,544
Costs and estimated earnings in excess of billings on uncompleted contracts	60,881,222	47,165,166
Prepaid expenses and other current assets	619,029	606,369
Total current assets	66,615,437	54,747,455

Property and equipment, net	1,275,851	881,915
Deferred income taxes	941,000	668,000
Other assets	29,313	159,817
Total Assets	$68,861,601	$56,457,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,308,744	$8,267,330
Accrued expenses	259,989	301,941
Current portion of long-term debt	819,416	685,008
Line of credit	7,800,000	800,000
Deferred income taxes	1,023,006	182,000
Income taxes payable	182,000	134,006
Total current liabilities	18,393,155	10,370,285

Long-term debt, net of current portion	1,009,537	1,190,097
Other liabilities	206,157	226,362
Total Liabilities	19,608,849	11,786,744

Commitments

Shareholders’ Equity
Common stock - $.001 par value; authorized 50,000,000 shares, issued 7,048,570 and 6,911,570 shares, respectively, and
outstanding 6,915,313 and 6,789,736 shares, respectively	7,049	6,912
Additional paid-in capital	35,063,276	33,272,237
Retained earnings	15,356,789	12,417,924
Accumulated other comprehensive loss	(34,136)	(45,404)
Treasury stock, 133,257 and 121,834 shares, respectively (at cost)	(1,140,226)	(981,226)
Total Shareholders’ Equity	49,252,752	44,670,443
Total Liabilities and Shareholders’ Equity	$68,861,601	$56,457,187
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